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UNITED STATES
SECURITIES AND EXCHANGECOMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 10, 2005

BIG SKY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-28345	72-1381282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750, 440 - 2 Avenue S.W., Calgary, Alberta, Canada T2P 5E9
(Address of principal executive offices)	(Zip Code)

403.234.8885
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

X    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 5 – Corporate Governance and Management.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 10, 2005, Mr Matthew J Heysel resigned as Chief Executive Officer of Big Sky Energy Corporation (the “Company”).  Mr Heysel will continue to serve as executive Chairman of the Board and a director.  In addition, Mr Heysel will sit on the Compensation Committee and the newly created Mergers & Acquisitions Committee.

On May 10, 2005, the Company’s President, Mr. S.A. Sehsuvaroglu, was appointed as Chief Executive Officer of the Company.

On May 10, 2005, Dr. Servet Harunoglu was appointed to the Board as an independent director.  Dr. Harunoglu will serve on the Audit Committee and the newly created Reserves Committee.  Dr. Harunoglu holds a Ph.D in Electrical Engineering from Northwestern University, Chicago, IL (1973) and is a past Chairman of the Turkish Kazakh Businessmen’s Association, having held the chair for 7 years.

From 1991 to the present, Dr Harunoglu held many posts, including but not limited to, Board membership of Fintraco Construction and Contracting Co. Inc., Tarkim Tarimsal Kimya A.S., Pimsa Poliuretan Manufacturing Co. Inc. and Donau Express Shiffarts GmBH.  In addition, Dr Harunoglu was Chairman of Matin JV, based in Atyrau, Kazakhstan as well as Chairman of Polfin Consortium S.A.  Dr Harunoglu has also been a member of the World Economic Forum and a member of the International Advisory Council of the Executives Club of Chicago.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE:       May 19, 2005

BIG SKY ENERGY CORPORATION

By:  /s/ Bruce H. Gaston

Name:  Bruce H. Gaston

Title:    Chief Financial Officer and Director